================================================================================

                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                    ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12.

                             CARDINAL HEALTH, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

[Cardinal Health Logo]



                                        ---------------------

                              NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                     TO BE HELD NOVEMBER 6, 2002

                                       ----------------------



        Notice is hereby given that the Annual Meeting of Shareholders of Cardinal Health, Inc., an Ohio corporation (the "Company"), will be held at the Company's corporate offices at 7000 Cardinal Place, Dublin, Ohio, on Wednesday, November 6, 2002, at 11:30 a.m., local time, for the following purposes:

        1. To elect five Directors, each to serve for a term of three years and until his or her successor is duly elected and qualified; and

        2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.


        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE FIVE DIRECTORS LISTED IN ITEM 1.

        Only shareholders of record on September 9, 2002 are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

                By Order of the Board of Directors.




                                             /s/   PAUL S. WILLIAMS, Secretary


October 10, 2002


        SHAREHOLDERS, WHETHER OR NOT THEY EXPECT TO ATTEND THE MEETING IN PERSON, ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE, OR TO VOTE BY TELEPHONE OR INTERNET PURSUANT TO INSTRUCTIONS PROVIDED WITH THE PROXY CARD.

[Cardinal Health Logo]


                                 PROXY STATEMENT


        This Proxy Statement is being furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Cardinal Health, Inc., an Ohio corporation (the "Company"), for use at the annual meeting of the shareholders of the Company (the "Annual Meeting") to be held on Wednesday, November 6, 2002, at the offices of the Company, located at 7000 Cardinal Place, Dublin, Ohio 43017, at 11:30 a.m. local time and at any adjournment or postponement thereof. This Proxy Statement and the accompanying proxy, together with the Company's Annual Report to Shareholders for the fiscal year ended June 30, 2002 ("FY02"), are first being sent to shareholders of the Company on or about October 10, 2002.

        The close of business on September 9, 2002, has been fixed as the record date for the determination of shareholders of the Company entitled to notice of and to vote at the Annual Meeting. At that date, the Company had outstanding 444,638,825 common shares, without par value ("Common Shares"). Except as set forth below, holders of Common Shares at the record date are entitled to one vote per share for the election of Directors and upon all matters on which shareholders are entitled to vote.

        The address of the Company's principal executive office is 7000 Cardinal Place, Dublin, Ohio 43017.


                              ELECTION OF DIRECTORS

        The Company's Board of Directors currently consists of fourteen members, divided into three classes, two classes of five members each and one class of four members. The Company's Restated Code of Regulations, as amended (the "Code of Regulations"), currently provides that the number of Directors may be increased or decreased by action of the Board of Directors upon the majority vote of the Board, but in no case may the number of Directors be fewer than nine or more than sixteen without an amendment to the Code of Regulations approved by the affirmative vote of the holders of not less than 75% of the shares having voting power with respect to the proposed amendment.

        At the Annual Meeting, the Company's shareholders will be asked to vote for the election of the five nominees hereinafter named, each to serve for a term of three years and until his or her successor is duly elected and qualified. (See PROPOSAL 1 below.) Common Shares represented by proxies, unless otherwise specified, will be voted for the named nominees. If, by reason of death or other unexpected occurrence, any one or more of the nominees should not be available for election, the proxies will be voted for the election of any substitute nominee(s) as the Board of Directors may propose. Proxies may not be voted at the Annual Meeting for more than five nominees.

        Under Ohio law, if notice in writing is given by any shareholder entitled to vote at the Annual Meeting to the President, a Vice President or the Secretary of the Company, not less than 48 hours before the scheduled time of the meeting, that the shareholder desires the voting for election of Directors be cumulative, and if an announcement of the request for cumulative voting is made at the beginning of the meeting by the Chairman or Secretary, or by or on behalf of the shareholder giving such notice, each shareholder entitled to vote at the Annual Meeting will have the right to cumulate such voting power as he or she possesses at such election and to give one nominee a number of votes equal to the number of Directors to be elected multiplied by the number of shares he or she holds, or to distribute votes on the same basis among two or more nominees, as he or she sees fit. If voting for the election of Directors is cumulative, the persons named in the enclosed proxy will vote the shares represented thereby and by other proxies held by them so as to elect as many of the five nominees named below as possible. Under Ohio law and the Company's Amended and Restated Articles of Incorporation, as amended (the "Articles of Incorporation"), broker non-votes will not be counted in favor of any nominee and, therefore, will not affect election results. The five nominees receiving the greatest number of votes will be elected Directors.

        Listed below are the names of those persons nominated for election as Directors of the Company (each is currently a Director of the Company), and of the Directors of the Company whose terms of office will continue after the Annual Meeting, their ages, principal occupations, occupations held during the past five years, other public companies of which they are directors (which are shown parenthetically), the year in which they first became a Director of the Company and the year in which their term as a Director is scheduled to expire (information provided as of September 9, 2002):


                   NOMINEES FOR ELECTION AT THE ANNUAL MEETING

NAME                     AGE   PRINCIPAL OCCUPATION/ PAST EXPERIENCE         DIRECTOR      TERM
----                     ---   -------------------------------------          SINCE       EXPIRES
                                                                              -----       -------
J. Michael Losh.........  56   Retired Chairman of Metaldyne Corporation,      1996        2002
                               a manufacturer of components primarily for
                               the automotive industry, October 2000 to
                               April 2002; Chief Financial Officer of
                               General Motors Corporation, 1994 to
                               September 2000 (Metaldyne Corporation, H.B.
                               Fuller Company).

John B. McCoy...........  59   Chairman of the Board of Corillian              1987        2002
                               Corporation, a provider of internet-related
                               financial services, June 2000 to present; Chief
                               Executive Officer of Bank One Corporation, 1984
                               to December 1999 (Corillian Corporation, Federal
                               Home Loan Mortgage Corporation, SBC
                               Communications, Inc.).

Michael D. O'Halleran...  51   President and Chief Operating Officer of        1999        2002
                               Aon Corporation, an insurance brokerage,
                               consulting and underwriting company (Aon
                               Corporation).

Jean G. Spaulding, M.D.   55   Trustee of The Duke Endowment, January 2002     May 2002    2002
                               to present; Private practice in psychiatry
                               for children, adolescents and adults, 1977
                               to present; Associate Clinical
                               Professorships with both the Department of
                               Psychiatry and the Department of Community
                               & Family Medicine at Duke University
                               Medical Center, 1998 to present; On-camera
                               consultant at WTVD Newschannel 11, 1997 to
                               present; Vice Chancellor for Health
                               Affairs, Duke University Medical Center and
                               Health System, 1998 to 2002.

Matthew D. Walter.......  33   Chief Executive Officer of Bound Tree           May 2002    2002
                               Medical, LLC, a provider of medical
                               equipment and supplies to the emergency
                               medical market, November 2000 to present;
                               Founding and Managing Partner of Talisman
                               Capital, a private investment company, June
                               2000 to present; Vice President and General
                               Manager of National PharmPak, Inc., a
                               subsidiary of Cardinal Health, Inc., July
                               1996 to September 2000 (Bancinsurance
                               Corporation). Mr. M. Walter is the son of
                               Robert D. Walter, Chairman and Chief
                               Executive Officer of the Company.

                 DIRECTORS WHOSE TERMS WILL CONTINUE AFTER THE ANNUAL MEETING

NAME                    AGE   PRINCIPAL OCCUPATION/PAST EXPERIENCE           DIRECTOR     TERM
----                    ---   ------------------------------------            SINCE      EXPIRES
                                                                              -----      -------
Dave Bing..............  58   Chairman and Chief Executive Officer of The      2000       2003
                              Bing Group, L.L.C., an automotive and
                              industrial parts supplier and service
                              provider (DTE Energy Company, Steelcase
                              Inc.).

John F. Finn............ 54   Chairman and Chief Executive  Officer of         1994       2003
                              Gardner, Inc., an outdoor power equipment
                              distributor.

John F. Havens.......... 75   Director Emeritus and retired Chairman of        1979       2003
                              Bank One Corporation, a bank holding company.

David W. Raisbeck....... 52   Vice Chairman of Cargill, Incorporated, an       May 2002   2003
                              international marketer, processor and distributor
                              of agricultural, food, financial and industrial
                              products and services (Eastman Chemical Company).

Robert D. Walter.......  57   Chairman and Chief Executive Officer of the      1971       2003
                              Company (Viacom, Inc., American Express
                              Company). (1)

William E. Bindley.....  61   Chairman of Priority Healthcare Corporation,     2001       2004
                              a specialty pharmacy and biotech
                              pharmaceutical distributor; Chairman of
                              Bindley Capital Partners, LLC, a private
                              equity limited liability company; Chairman,
                              President and Chief Executive Officer of
                              Bindley Western Industries, Inc., June 1968
                              to February 2001 (Priority Healthcare
                              Corporation, Shoe Carnival, Inc.).

George H. Conrades.....  63   Chairman and Chief Executive Officer of          1999       2004
                              Akamai Technologies, Inc., a provider of
                              global internet services, April 2000 to present;
                              Partner in Polaris Venture Partners, August 1998
                              to present; Executive Vice President of GTE
                              Corp., May 1997 to July 1998; Chairman and Chief
                              Executive Officer of BBN Corporation, January 1994
                              to May 1997 (Akamai Technologies, Inc., Viacom
                              Inc., Harley-Davidson, Inc.).

Robert L. Gerbig.......  57   Retired Chairman and Chief Executive Officer     1975       2004
                              of Gerbig, Snell/Weisheimer & Associates,
                              Inc., an advertising agency.

Richard C. Notebaert..   55   Chairman and Chief Executive Officer of          1999       2004
                              Qwest Communications International, Inc., a
                              telecommunication systems company, July 2002
                              to present; President and Chief Executive
                              Officer of Tellabs, Inc., September 2000 to
                              July 2002; Chairman and Chief Executive
                              Officer of Ameritech Corporation, April 1994
                              to December 1999 (Aon Corporation, Qwest
                              Communications International, Inc.).

---------------------------------------------

(1) Mr. R. Walter is an officer and director of various subsidiaries of the Company.

        Four regular meetings and one special meeting of the Company's Board of Directors were held during FY02. Each Director attended 75% or more of the meetings of the Board and Board committees on which he or she served.

        Messrs. Finn, Losh, McCoy and R. Walter are the current members of the Board's Executive Committee, which is empowered to exercise all powers and perform all duties of the Board of Directors when the Board is not in session other than the authority to fill vacancies among the Directors or in any committee of the Board. The Executive Committee did not meet during the last fiscal year, but acted one time by written action without a meeting as permitted by Ohio law.

        Messrs. Finn, Bing, Conrades, Gerbig, O'Halleran and Raisbeck are the current members of the Board's Audit Committee, which is empowered to exercise all powers and authority of the Board of Directors with respect to the Company's annual audit, accounting policies, financial reporting and internal controls. The Audit Committee met seven times during the last fiscal year.

        Messrs. Losh, McCoy, Notebaert, M. Walter and Dr. Spaulding are the current members of the Board's Human Resources and Compensation Committee (the "Compensation Committee"), which is empowered to exercise all powers and authority of the Board of Directors with respect to compensation of the employees of the Company, sales to employees of stock in the Company, and grants of stock-based incentives to employees, including options to purchase Common Shares. The Compensation Committee met five times during the last fiscal year and, as permitted by Ohio law, acted several times by written action without a meeting. Messrs. Losh, McCoy, Notebaert and Dr. Spaulding are current members of the Board's Human Resources and Compensation Subcommittee (the "Compensation Subcommittee") which was formed to act on matters relating to and affected by
Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Section 162(m) ("Section 162(m)") of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), and all matters relating to the Chief Executive Officer's compensation.

        Messrs. McCoy, Bindley, Finn, Havens and Losh are the current members of the Board's Nominating Committee, which is empowered to exercise all powers and authority of the Board of Directors with respect to selection of nominees to serve on the Board and its various committees. The Nominating Committee will consider nominees recommended by shareholders upon submission in writing to the Secretary of the Company of the names of such nominees, together with their qualifications for service as a Director of the Company. The Nominating Committee met four times during the last fiscal year.

        Mr. Melburn G. Whitmire served on the Board until his retirement from the Board on August 8, 2002. Prior to his retirement, Mr. Whitmire was a member of the Compensation Committee.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

       A property which includes parts of the Company's former Columbus food distribution center is leased by the Company from a limited partnership in which the general partner is Mr. R. Walter and the limited partners include Mr. R. Walter. The Company has subleased this property to a third party at rentals substantially in excess of the rentals it is required to pay to the limited partnership. The lease will expire in February, 2004, and the Company has options to renew it for two additional terms through 2024. The rent payable by the Company currently is $92,000 per annum. If the lease is renewed, the rent payable by the Company will increase to fair market value.

       The Company owns a 31% equity interest in ArcLight Systems, LLC ("ArcLight"). In April 2002, ArcLight subleased office space from inChord Communications, Inc. ("inChord") for a term expiring on June 30, 2008. Mr. M. Walter is a director and minority shareholder of inChord, and his two brothers own the remainder of inChord. During the term of this sublease, ArcLight will pay base rent to inChord which fluctuates from $118,250 to $198,710 per year.

       inChord and its subsidiaries also perform health care marketing services on behalf of the Company and its subsidiaries from time to time in the ordinary course of business and on arm's-length terms. During FY02, the Company paid inChord approximately $645,600 for time and services rendered on the Company's behalf, which amount represented less than 1% of inChord's consolidated gross revenues for its last full fiscal year.

        Mr. M. Walter and his two brothers own a majority of Bound Tree Medical, LLC ("BTM"), an Ohio limited liability company engaged in the emergency medical supply business. Mr. M. Walter is also an officer and manager of BTM. During FY02, BTM and its subsidiaries purchased approximately $646,800 of product from the Company and its subsidiaries in the ordinary course of business and on arm's-length terms. This amount represented less than 2% of BTM's consolidated gross revenues for its last full fiscal year.

        Mr. Bindley is the chairman and beneficial owner of approximately 13.5% of Priority Healthcare Corporation ("PHC"), a specialty pharmacy and biotech pharmaceutical distributor. During FY02, PHC purchased products in the amount of approximately $96 million from the Company and its subsidiaries in the ordinary course of business and on terms which were as favorable to the Company as it could obtain from an unrelated third party. This amount represented approximately 11% of PHC's net sales for its last full fiscal year.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        All executive officers and Directors of the Company timely filed all reports required under Section 16(a) of the Exchange Act during FY02.



                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

        The following table sets forth certain information regarding the beneficial ownership of the Company's Common Shares as of September 9, 2002, by:
(a) the Company's Directors; (b) each other person who is known by the Company to own beneficially more than 5% of the outstanding Common Shares; (c) the Company's Chief Executive Officer and the other executive officers named in the Summary Compensation Table; and (d) the Company's executive officers and Directors as a group. Except as otherwise described in the notes below, the following beneficial owners have sole voting power and sole investment power with respect to all Common Shares set forth opposite their names:

                                                              Number of
                                                          Common Shares
Name of Beneficial Owner                             Beneficially Owned    Percent of Class
------------------------                             ------------------    ----------------
FMR Corp. (1)                                                63,661,076         14.3%
AXA Financial, Inc. (2)                                      55,171,150         12.4%
Robert D. Walter (3) (4) (13)                                 6,485,958          1.5%
William E. Bindley (5) (6)                                    3,592,154            *
Matthew D. Walter (6) (12)                                    1,495,014            *
George L. Fotiades (4)                                          393,160            *
James F. Millar (4) (13)                                        382,535            *
John B. McCoy (6) (7) (11)                                      124,726            *
Stephen S. Thomas (4) (13)                                      118,136            *
Robert L. Gerbig (6)                                             80,875            *
Anthony J. Rucci (4)                                             63,315            *
John F. Havens (6) (8)                                           59,247            *
John F. Finn (6) (9) (11)                                        50,817            *
Richard C. Notebaert (6) (11)                                    26,900            *
J. Michael Losh (6) (10) (11)                                    24,546            *
Michael D. O'Halleran (6)                                        17,440            *
Dave Bing (6) (11)                                               15,115            *
George H. Conrades (6) (11)                                      13,153            *
David W. Raisbeck (6) (11)                                        3,870            *
Jean G. Spaulding (6) (11)                                        3,784            *

All Executive Officers and Directors as a                    13,780,423          3.1%
   Group (14) (25 Persons)

 * Indicates beneficial ownership of less than 1% of the outstanding Common Shares.

 (1) Based on information obtained from a Schedule 13G filed by FMR Corp. with the Securities and Exchange Commission on or about February 13, 2002. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109. FMR Corp. has sole voting power with respect to 2,106,229 Common Shares and sole dispositive power with respect to all Common Shares held. The number of shares held by FMR Corp. may have changed since the filing of the Schedule 13G.

 (2) Based on information obtained from a Schedule 13G filed by AXA Financial, Inc. with the Securities and Exchange Commission on or about February 12, 2002. The address of AXA Financial, Inc. is 1290 Avenue of the Americas, New York, New York 10104. AXA Financial, Inc. has sole voting power with respect to 23,208,346 Common Shares and sole dispositive power with respect to 55,008,219 Common Shares held. The number of shares held by AXA Financial, Inc. may have changed since the filing of the Schedule 13G.

 (3) Includes 1,500,000 Common Shares held in Mr. R. Walter's grantor retained annuity trust.

 (4) Common Shares and the percent of class listed as being beneficially owned by the Company's named executive officers include outstanding options to purchase Common Shares which are exercisable within 60 days of September 9, 2002, as follows: Mr. R. Walter - 1,988,761 shares; Mr. Millar - 302,442 shares; Mr. Fotiades - 350,435 shares; Mr. Rucci - 25,500 shares; Mr. Thomas - 85,689 shares.

 (5) Includes 521,827 Common Shares held in Mr. Bindley's grantor retained annuity trust, 31,672 Common Shares held in Mr. Bindley's charitable remainder trust, 75,000 Common Shares held in Mr. Bindley's 7- Year WEB Charitable Remainder Trust, 63,431 Common Shares held in Mr. Bindley's account under the Profit Sharing Plan of Bindley Western Industries, Inc. & Subsidiaries and 6,685 Common Shares held by Mr. Bindley's wife.

 (6) Common Shares and the percent of class listed as being beneficially owned by the listed Company Directors (except for Mr. R. Walter) include outstanding options to purchase Common Shares which are exercisable within 60 days of September 9, 2002, as follows: Mr. Bindley - 587,512 shares; Mr. Bing - 13,562 shares; Mr. Conrades - 11,629 shares; Mr. Finn
        - 27,424 shares; Mr. Gerbig - 17,753 shares; Mr. Havens - 31,542 shares; Mr. Losh - 17,833 shares; Mr. McCoy - 31,542 shares; Mr. Notebaert - 11,629 shares; Mr. O'Halleran - 9,940 shares; Mr. Raisbeck - 3,565 shares; Dr. Spaulding - 3,556 shares; Mr. M. Walter - 3,556 shares.

 (7) Includes 6,436 Common Shares held in trust for the benefit of Mr. McCoy's son, and 50,773 Common Shares held in Mr. McCoy's grantor retained annuity trust.

 (8) Includes 26,034 Common Shares held in trust for the benefit of Mr. Havens' spouse and children.

 (9)    Includes 1,032 Common Shares held by Mr. Finn's wife.

(10) Includes 1,500 Common Shares held in trust for the benefit of Mr. Losh's daughters.

(11) Includes Common Shares held under the Company's Directors Deferred Compensation Plan as follows: Mr. Bing - 1,553 shares; Mr. Conrades - 524 shares; Mr. Finn - 1,917 shares; Mr. Havens - 1,671 shares; Mr. Losh
        - 1,838 shares; Mr. McCoy - 1,838 shares; Mr. Notebaert - 1,671 shares; Mr. Raisbeck - 305 shares; Dr. Spaulding - 228 shares.

(12) Includes 81,064 Common Shares held in trust for the benefit of Mr. M. Walter and 1,232,663 Common Shares beneficially owned by Mr. M. Walter through a limited liability company.

(13) Common Shares and the percent of class listed as being beneficially owned by the Company's named executive officers include Common Shares in the Employee Stock Purchase Plan, as follows: Mr. Fotiades - 0 shares; Mr. Millar - 1,078 shares; Mr. Rucci - 0 shares; Mr. Thomas - 1,408 shares; Mr. R. Walter - 1,556 shares.

(14) Common Shares and percent of class listed as being beneficially owned by all executive officers and Directors as a group include outstanding options to purchase Common Shares which are exercisable within 60 days of September 9, 2002.


                             EXECUTIVE COMPENSATION

HUMAN RESOURCES AND COMPENSATION COMMITTEE AND SUBCOMMITTEE REPORT

        The Company's executive compensation program is administered by the Human Resources and Compensation Committee (the "Compensation Committee") of the Company's Board of Directors, which has responsibility for reviewing all aspects of the compensation program for the Company's executive officers. The Compensation Committee is comprised of Messrs. Losh, McCoy, Notebaert, M. Walter and Dr. Spaulding. The Human Resources and Compensation Subcommittee (the "Compensation Subcommittee"), which is comprised of Messrs. Losh, McCoy, Notebaert and Dr. Spaulding acts upon matters relating to or affected by Section 16 of the Exchange Act, Section 162(m) of the Internal Revenue Code and all matters relating to the Chief Executive Officer's compensation. Because Mr. M. Walter is not a member of the Compensation Subcommittee, he does not act upon matters related to the compensation of Mr. R. Walter. The Compensation Committee's primary objective with respect to executive compensation is to establish programs which attract and retain key executives and align their compensation with the Company's overall business strategies, values and performance. To this end, the Compensation Committee has established, and the Board of Directors has endorsed, an executive compensation philosophy which includes the following considerations:

        - A "pay-for-performance" orientation that differentiates compensation results based upon corporate, business unit and individual performance;

        - An emphasis on long-term incentives as a significant component of total compensation in order to more closely align the interests of Company executives with the stock interests of shareholders;

        - An objective of having an emphasis on total compensation vs. cash compensation, rewarding Company executives with total compensation (including cash and stock incentive programs) at or above competitive levels, if performance is superior;

        - Recognition that as an executive's level of responsibility increases, a greater portion of the total compensation opportunity should be based upon stock and other performance incentives; and

        - An appropriate mix of short-term and long-term compensation which facilitates retention of talented executives and encourages Company stock ownership and capital accumulation.

        The primary components of the Company's executive compensation program are (a) base salaries, (b) annual cash incentive opportunities and (c) long-term incentive opportunities in the form of stock options, restricted shares and restricted share units. This three-part approach enables the Company to meet the requirements of the highly competitive environment in which the Company operates while ensuring that executive officers are compensated in a way that advances both the short- and long-term interests of shareholders. Each primary component of executive pay is discussed below.

        The executive officers' and CEO's base salary, annual bonus target and award, and long-term incentives are reviewed at least annually to ensure market competitiveness and to assure satisfaction of the Company's objective of providing total executive pay which achieves the appropriate leverage of variable pay for performance and at-risk equity holdings. The Compensation Committee and Compensation Subcommittee have been advised by independent outside executive compensation consultants in their review of the executive officers' and Mr. R. Walter's compensation. In making their recommendations, the independent advisors considered the appropriate peer group of companies for the Company. The companies considered by the independent advisors include some of, but are not the same as, those in the Value Line Health Care Index utilized in the Shareholder Performance Graph set forth below, and which represent a broader spectrum of wholesale, retail and manufacturing companies that the Compensation Committee and Compensation Subcommittee believe to be a more representative measure of the size, scope, performance and complexity of the market for competitive executive talent.

        In reviewing compensation of the Company's executive officers for FY02 (including that of Mr. R. Walter), the Compensation Committee and Compensation Subcommittee considered multiple factors, including the Company's strong performance in difficult economic conditions, size and complexity, overall quality of earnings performance, balance sheet and cash flow performance, expansive foreign operations and total shareholder return. The Compensation Committee and Compensation Subcommittee also considered each executive officer's contribution toward positioning of the Company for future expansion and success. In addition, in establishing Mr. R. Walter's compensation for FY02, the Compensation Subcommittee considered the growth and expansion of the Company's business from previous years, successful integration of previously acquired businesses, strategic positioning and continued business development activities, more diversified lines of business, geographically diverse work force and the Company's growth in comparison to other S&P 500 companies. The Compensation Committee and Compensation Subcommittee observed that FY02 marked yet another record year financially for the Company.

        Base Salaries. Base salaries for Company executives are generally subject to annual review and adjustment on the basis of individual and Company performance, level of responsibility, and competitive, inflationary and internal equity considerations. In order to effectively recruit and retain key managers, the Company has adopted a base salary philosophy which takes into account competitive market compensation levels. In considering Mr. R. Walter's FY02 base salary, the Compensation Subcommittee considered the same factors as those considered for other executive officers.

        Annual Cash Incentives. Company executives are eligible to receive annual cash incentive awards pursuant to the Company's Management Incentive Plan ("MIP"). Targeted MIP incentive amounts, which are designed to provide competitive incentive pay, are established each year, with such amounts varying as a percentage of base salary depending upon each executive's level of responsibility and function. Performance objectives intended to focus attention on achieving key goals are established for the Company and for each significant business unit within the Company at the beginning of each fiscal year. These objectives include a specific target for Company earnings growth, which target was met for FY02. In addition, individual performance objectives are established for each executive, which include both specific performance goals and other, more qualitative and developmental criteria. For FY02 for managers with primary staff or corporate responsibilities, 60% of the MIP amount was weighted to achievement of the Company's corporate performance objectives and 40% to achievement of individual performance objectives. For FY02 for managers with primary operating unit responsibilities, 70% of the MIP amount was weighted to performance of the relevant business unit, and 30% to achievement of individual performance objectives. Incentive awards pursuant to the Company's MIP were approved by the Compensation Committee based upon these corporate, business unit and individual performance criteria. For FY02, the Compensation Committee also had the discretion to grant over-achievement dollars based on individual performance for eligible employees, including executives. These over-achievement dollars, which are designed to reward exceptional individual performance, may not exceed an additional 50% of an employee's MIP target amount, provided 100% of the Company performance objectives have been achieved.

        Certain executive officers' bonuses are not paid in accordance with the MIP. Instead, their bonus is paid under the Cardinal Health, Inc. Performance-Based Incentive Compensation Plan (the "Performance-Based Plan"). The Budget Reconciliation Act of 1993 (the "Act") amended the Internal Revenue Code to add Section 162(m), which prohibits a deduction to any publicly held corporation for non-performance-based compensation paid to a "covered employee" in excess of $1 million per year (the "Dollar Limitation"). A covered employee is an employee who, on the last day of the Company's taxable year, is the chief executive officer of the Company or an employee who appears in the Summary Compensation Table by reason of being one of the four most highly compensated executive officers for the taxable year (other than the chief executive officer). In anticipation that the deductibility of compensation paid to Mr. R. Walter and other executive officers could be affected by the Act, in August 1996, the Company's Board of Directors adopted the Performance-Based Plan, the material terms of the performance goals of which have been approved by the Company's shareholders. Compensation paid in accordance with the Performance-Based Plan generally will not be applied toward the Dollar Limitation. Messrs. R. Walter, Millar, Fotiades, Rucci and Thomas were the covered employees for the Company's FY02. Under the terms of the Performance-Based Plan, and in accordance with Section 162(m), a maximum bonus potential level is set for each covered employee if the performance goals established by the Compensation Subcommittee are fully satisfied. The performance goals established by the Compensation Subcommittee under the Performance-Based Plan for the covered employees for FY02 were fully satisfied. As permitted by the Performance-Based Plan, the Compensation Subcommittee then considered other factors, including, without limitation, the results of the business unit managed by each such executive, in determining the amount of bonus paid to each covered employee for FY02, within the maximum award limits.

        Long-Term Stock Incentives. The Company has granted equity-based awards to its executives under the Company's Stock Incentive Plan (the "Stock Incentive Plan"), which was initially approved by the Company's shareholders in 1987, and the Company's Amended and Restated Equity Incentive Plan, as amended (the "Equity Incentive Plan"), which replaced the Stock Incentive Plan as to ongoing grants, and which was approved by the Company's shareholders in November 1995, and amendments to which were approved by the Company's shareholders in November 1998. The Stock Incentive Plan was, and Equity Incentive Plan is, designed to align a significant portion of the executive compensation package with the long-term interests of the Company's shareholders by providing an incentive that focuses attention on managing the Company from the perspective of an owner with an equity stake in the business. The Equity Incentive Plan provides for the grant of several types of equity-based awards, including stock options, restricted shares and restricted share units.

        Although not required to do so, the Company has consistently made annual grants of stock options to its management personnel, including its executive officers. This annual grant program is designed to provide Company managers, over a number of years, multiple stock options, each granted with an exercise price equal to the market price for Common Shares on the date of the grant. Individual option grants are determined by the Compensation Committee or Compensation Subcommittee based on a manager's current performance, potential for future responsibility, and salary multiples designed to increase the portion of the total compensation opportunity represented by stock incentives as a manager's level of responsibility increases. Because a primary purpose of granting stock options is to encourage positive future performance, when granting options in FY02 the Compensation Committee and Compensation Subcommittee did not consider the number of options granted to an individual in previous years. The Company's standard stock option agreement contains provisions providing for forfeiture of the option or option value received in the event the option holder engages in certain behavior in competition with or contrary to the interests of the Company. The Compensation Committee and Compensation Subcommittee place a relatively heavy emphasis on stock options, consistent with its philosophy that stock incentives more closely align the interests of Company managers with the long-term interests of shareholders.

        Approximately 3,300 individuals below the executive officer level were granted stock options under the Company's Equity Incentive Plan and Broadly-based Equity Incentive Plan during FY02. This program is an increasingly important element of the Company's efforts to identify, develop and motivate key employees who will sustain the Company's superior performance in the future. It also reinforces an entrepreneurial environment by providing real incentives for these employees to sustain and enhance the Company's long-term performance.

        Grants of restricted shares and restricted share units are intended to reward exceptional performance with a long-term benefit in lieu of cash, to facilitate stock ownership and to deter recruitment of key Company managers by competitors and others. Unlike the Company's stock option program, restricted share and restricted share unit grants are not made on an annual or other regularly established basis. Recipients of restricted share and restricted share unit grants are subject to restrictions on the disposition of the stock during a period determined by the Compensation Committee or Compensation Subcommittee at the time of grant. Generally, restricted share and restricted share unit awards are forfeited by their terms if the recipient terminates employment with the Company prior to the expiration of the restriction period. Restricted share and restricted share unit awards are, in most instances, also forfeited by their terms if the recipient engages in certain behavior in competition with or contrary to the interests of the Company.

        Consistent with the Company's philosophy of linking total compensation to stock performance for all of its executive officers, a significant portion of Mr. R. Walter's overall compensation package is comprised of stock incentives. In November 2001, the Compensation Subcommittee granted Mr. R. Walter options to purchase 440,529 Common Shares with an exercise price of $68.10 per share (the market price on the date of grant) as part of the annual option grant made to Company executives. Consistent with the other options granted as part of the annual grant, these options vest on the third anniversary of the grant date and have a term of ten years. In making this grant, the Compensation Subcommittee considered several of the same factors as those considered for the other executive officers, including implementation of the Compensation Subcommittee's objective to more closely align the Company's stock incentive awards with those of the market. In addition, the Compensation Subcommittee took into account Mr.
R. Walter's leadership effectiveness, as well as the Company's consistent, multi-year financial performance, its strong strategic positioning, and the overall market competitiveness of Mr. R. Walter's total compensation package. All of the options granted to Mr. R. Walter during the fiscal year also contain provisions for forfeiture of the option or option value received in the event Mr. R. Walter engages in certain behavior in competition with or contrary to the interests of the Company. In connection with the Walter Agreement (discussed below under "Employment Agreements and Other Arrangements"), Mr. R. Walter also received 150,000 restricted share units during the fiscal year, reflecting the Compensation Subcommittee's intent to provide management continuity. The restricted share units will vest on June 30, 2004 so long as Mr. R. Walter is employed by the Company through that date.

        Impact of Internal Revenue Code Section 162(m). As discussed above,
Section 162(m) of the Internal Revenue Code prohibits a deduction to any publicly held corporation for non-performance-based compensation paid to a covered employee in excess of the Dollar Limitation. It is the Compensation Subcommittee's general policy to minimize the effect of the Act on the Company's compensation expense. However, as a result of the Act, a non-material amount of compensation earned by certain covered employees was nondeductible in FY02, primarily as a result of the vesting of restricted shares granted in prior years. The Compensation Subcommittee reserves the authority to award non-deductible compensation in such circumstances as it deems appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of
Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding the Company's efforts, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

        Conclusion. As described above, the Company's executive compensation program provides a significant link between total compensation and the Company's performance and long-term shareholder value consistent with the compensation philosophies set forth above. This program is believed to be a significant factor in the Company's growth and profitability and the resulting long-term gains achieved by the Company's shareholders.

Submitted by the Human Resources and Compensation Committee and Subcommittee of the Board:

August 6, 2002
                            J. Michael Losh, Chairman      Subcommittee:
                            John B. McCoy                  J. Michael Losh
                            Richard C. Notebaert           John B. McCoy
                            Jean G. Spaulding              Richard C. Notebaert
                            Matthew D. Walter              Jean G. Spaulding

The preceding Human Resources and Compensation Committee and Subcommittee Report and the Performance Graph included elsewhere in this Proxy Statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, except to the extent the Company specifically incorporates this Report or the Performance Graph by reference in such filing.


EXECUTIVE COMPENSATION

        The following information is set forth with respect to the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers.

                          I. SUMMARY COMPENSATION TABLE

------------------------------------------------------------------------------------------------------------------
                                      ANNUAL COMPENSATION             LONG-TERM COMPENSATION
                                                                             AWARDS
------------------------------------------------------------------------------------------------------------------
                                                          OTHER        RESTRICTED   SECURITIES        ALL
     NAME AND          FY -    SALARY        BONUS       ANNUAL          STOCK      UNDERLYING       OTHER
PRINCIPAL POSITION    ENDED      ($)          ($)     COMPENSATION      AWARDS        OPTIONS     COMPENSATION
                                                         ($)(1)        ($)(2)(3)       (#)(3)        ($)(4)
-----------------------------------------------------------------------------------------------------------------
Robert D. Walter      2002   $1,000,000   $2,701,370   $173,545(5)   $10,354,500(7)    440,529    $  208,938(6)
Chairman & Chief      2001      968,847    1,828,493    139,729          -0-           272,384       213,585
Executive Officer     2000      949,231    1,836,517     64,835          -0-         1,425,000       206,924
------------------------------------------------------------------------------------------------------
James F. Millar       2002   $  634,491   $  807,393       -             -0-           100,955    $1,003,479(8)
Executive Vice        2001      590,385      702,894       -             -0-            94,578        32,450
President;            2000      479,019      565,331       -         $   971,250(7)    112,941        31,289
President & Chief
Operating Officer
- Pharmaceutical
Distribution and
Medical Products
--------------------------------------------------------------------------------------------------------

                                                   Table continued on next page.

------------------------------------------------------------------------------------------------------------------
                                      ANNUAL COMPENSATION             LONG-TERM COMPENSATION
                                                                             AWARDS
------------------------------------------------------------------------------------------------------------------
                                                          OTHER        RESTRICTED   SECURITIES        ALL
     NAME AND          FY -    SALARY        BONUS       ANNUAL          STOCK      UNDERLYING       OTHER
PRINCIPAL POSITION    ENDED      ($)          ($)     COMPENSATION      AWARDS        OPTIONS     COMPENSATION
                                                         ($)(1)        ($)(2)(3)       (#)(3)        ($)(4)
-----------------------------------------------------------------------------------------------------------------
George L. Fotiades    2002     $495,692     $498,482       -               -0-          67,915    $1,052,667(8)(9)
Executive Vice        2001      491,410      340,360       -               -0-          60,530        67,167
President;            2000      446,167      529,095       -          $  878,750(7)     67,907        94,289
President & Chief
Operating Officer
-  Pharmaceutical
Technologies and
Services
-----------------------------------------------------------------------------------------------------------------
Anthony J. Rucci      2002     $416,219     $398,263       -               -0-          48,164    $  383,729(8)
Executive Vice        2001      399,616      339,558       -               -0-          46,532       128,450
President & Chief     2000      241,423      240,284       -          $1,022,740(7)     89,511        66,726
Administrative
Officer (9)
-----------------------------------------------------------------------------------------------------------------
Stephen S. Thomas     2002     $380,694     $372,003       -               -0-          38,546    $  698,229(8)
Executive Vice        2001      366,173      230,318       -               -0-          33,776        32,450
President; Group      2000      348,245      129,378       -          $1,165,985(7)     39,535        31,289
President -
Automation &
Information
Services
-----------------------------------------------------------------------------------------------------------------

(1) "-" indicates that the aggregate amount of perquisites and other personal benefits, securities or property in the aggregate did not exceed the lesser of $50,000 or 10% of the total of Salary and Bonus, and the executive had no other compensation reportable under this category.

(2) Aggregate restricted share holdings and values on June 28, 2002 (based upon the closing price of the Common Shares on the New York Stock Exchange on that date, the last trading day of FY02), for the named executive officers are as follows: (i) Mr. R. Walter - 264,644 shares, $16,251,788, (ii) Mr. Millar - 29,137 shares, $1,789,303, (iii) Mr. Fotiades - 26,362 shares, $1,618,890; (iv) Mr. Rucci - 25,620 shares, $1,573,324, and (v) Mr. Thomas
     - 19,980 shares, $1,226,972. Dividends are paid on restricted shares at the same rate as all Common Shares.

(3) All numbers have been adjusted to reflect all applicable stock splits of the Company's Common Shares.

(4) Amounts shown represent Company contributions to the executive's account under the Company's Profit Sharing and Retirement Savings Plan (or applicable subsidiary 401(k) plan) and the Company's Incentive Deferred Compensation Plan for FY02 as follows: Messrs. R. Walter, Millar, Rucci and Thomas - $32,229 and Mr. Fotiades - $7,250.

(5) Includes $160,827, $127,323 and $51,435 and related gross-up for taxes relating to personal use by Mr. R. Walter, his family and associates of a Company airplane for the fiscal years ended June 30, 2002, 2001, and 2000, respectively.

(6) Includes $150,212 for premiums paid by the Company on a split-dollar life insurance arrangement, entered into on April 16, 1993, among the Company, Mr. R. Walter and a trust for Mr. R. Walter's family. Upon the earlier to occur of January 12, 2003, or the death of the survivor of Mr. R. Walter and his spouse, the Company expects to recover, per the terms of the arrangement, the current cash surrender value of the underlying insurance policy. Also includes $26,497 paid by the Company for legal fees incurred in connection with the Walter Agreement (see "Employment Agreements and Other Arrangements" below).

(7) Includes restricted shares or restricted share units that vest in under three years from the date of grant as follows: (i) Mr. Walter - 150,000 shares vesting on 6/30/04; (ii) Mr. Millar - 29,137 shares which vested on 2/9/02; (iii) Mr. Fotiades - 26,362 shares which vested on 2/9/02; (iv) Mr. Rucci - 7,425 shares which vested on 11/8/00, 7,425 shares which vested on 11/8/01, 10,545 shares which vested on 2/9/02, and 7,650 shares vesting on 11/8/02; and (v) Mr. Thomas - 19,980 shares which vested on 2/9/02.

(8) Includes the vesting of cash incentive awards, granted in the fiscal year ended June 30, 2000, as follows: Mr. Millar - $971,250; Mr. Fotiades - $878,750; Mr. Rucci - $351,500, and Mr. Thomas - $666,000. (See
     "Employment Agreements and Other Arrangements" below.)

(9) Includes $166,667 paid to Mr. Fotiades as an incentive fee pursuant to certain provisions contained in the Original Fotiades Agreement (as described and defined below under "Employment Agreements and Other Arrangements").

                 II. OPTION/SAR GRANTS IN LAST FISCAL YEAR (1)

-----------------------------------------------------------------------------------------------------------------
                                     INDIVIDUAL GRANTS
--------------------------------------------------------------------------
                                     PERCENT OF
                         NUMBER OF     TOTAL                                  POTENTIAL REALIZABLE VALUE
                         SECURITIES   OPTIONS     EXERCISE                       AT ASSUMED ANNUAL RATES
        NAME             UNDERLYING  GRANTED TO     PRICE    EXPIRATION       OF STOCK PRICE APPRECIATION
                          OPTIONS    EMPLOYEES    ($/SH)(3)     DATE                 FOR OPTION TERM (4)
                          GRANTED    IN FISCAL
                           (#)($)     YEAR(2)                                0%($)       5%($)        10%($)
--------------------------------------------------------------------------------------------------------------
Robert D. Walter           440,529      5.4%       $68.10     11/19/11      $0.00   $18,866,855    $47,812,314
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
James F. Millar            100,955      1.2%       $68.10     11/19/11      $0.00    $4,323,673    $10,957,036
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
George L. Fotiades          67,915      0.83%      $68.10     11/19/11      $0.00    $2,908,645     $7,371,077
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
Anthony J. Rucci            48,164     0.59%       $68.10     11/19/11      $0.00    $2,062,755     $5,227,425
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
Stephen S. Thomas           38,546     0.47%       $68.10     11/19/11      $0.00    $1,650,837     $4,183,546
--------------------------------------------------------------------------------------------------------------

(1) All options granted during the fiscal year to the named executives are nonqualified stock options and are exercisable on and after the third anniversary from the date of grant.

(2) Based on 8,142,675 options granted to all employees during FY02 under the Company's Equity Incentive Plan and Broadly-based Equity Incentive Plan.

(3) Market price on date of grant.

(4) These amounts are based on hypothetical appreciation rates of 0%, 5% and 10% and are not intended to forecast the actual future appreciation of the Company's stock price. No gain to optionees is possible without an actual increase in the price of the Company's Common Shares, which increase benefits all of the Company's shareholders.

              III. AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

----------------------------------------------------------------------------------------------------
                                                           NUMBER OF                VALUE OF
                                                          UNEXERCISED            UNEXERCISED
                                                            OPTIONS              IN-THE-MONEY
                                                           AT FY-END               OPTIONS
                                                              (#)               AT FY-END ($)(2)
                                                     ------------------     -----------------------
                              SHARES       VALUE
                           ACQUIRED ON    REALIZED       EXERCISABLE/             EXERCISABLE/
NAME                       EXERCISE (#)    ($)(1)        UNEXERCISABLE           UNEXERCISABLE
---------------------------------------------------------------------------------------------------
Robert D. Walter              58,220     $3,483,894  1,979,761/1,197,413    $63,832,459/$14,652,734
---------------------------------------------------------------------------------------------------
James F. Millar               15,611     $  926,985     286,831/308,474     $10,491,305/$3,415,675
---------------------------------------------------------------------------------------------------
George L. Fotiades            44,144     $1,907,454    306,291/196,352        $8,338,690/$2,053,711
---------------------------------------------------------------------------------------------------
Anthony J. Rucci               -0-          -0-              0/184,207               $0/$2,741,098
---------------------------------------------------------------------------------------------------
Stephen S. Thomas              -0-          -0-         85,689/131,625       $2,062,706/$1,793,501
---------------------------------------------------------------------------------------------------

(1) Value calculated as the difference between the fair market value of the Common Shares on the date of exercise and the option exercise price before payment of any taxes.

(2) Value calculated as the difference between the fair market value of the Common Shares on June 28, 2002 (the last trading day of FY02) and the option exercise price.


SHAREHOLDER PERFORMANCE GRAPH

        Set forth below is a line graph comparing the cumulative total return of the Company's Common Shares with the cumulative total return of the Standard & Poor's Composite - 500 Stock Index and the Value Line Health Care Sector Index, an independently prepared index which includes more than 100 companies in the health care industry (the "Value Line Health Care Index" or "Peer Group"). The graph assumes, in each case, an initial investment of $100 as of June 30, 1997 based on the market prices at the end of each fiscal year through and including June 30, 2002, with the Value Line Health Care Index investment weighted on the basis of market capitalization at the beginning of each such fiscal year, and assuming reinvestment of dividends (and taking into account all stock splits during such periods).

----------------------------------------------------------------------------------------------
        Fiscal Year               1997       1998       1999       2000       2001     2002
----------------------------------------------------------------------------------------------
Cardinal Health, Inc.            $100.00    $163.98    $168.49    $194.82    $273.52  $263.74
----------------------------------------------------------------------------------------------
S&P 500                           100.00     128.09     155.24     164.51     138.47   120.69
----------------------------------------------------------------------------------------------
Value Line Health Care Index      100.00     134.01     153.43     180.34     171.09   146.30
----------------------------------------------------------------------------------------------
                                                        Source: Value Line, Inc.


EMPLOYMENT AGREEMENTS AND OTHER ARRANGEMENTS

        During the fiscal year ended June 30, 2002, the Company entered into an agreement with Mr. R. Walter (the "Walter Agreement"). The Walter Agreement provides for an employment term through June 30, 2004. However, the Walter Agreement will extend beyond June 30, 2004 on a day-for-day basis for each day Mr. R. Walter remains employed by the Company after June 30, 2003. Commencing June 30, 2003, the Company or Mr. R. Walter can provide notice of termination to be effective one year from the notice date. In addition to base salary and an annual cash incentive payable under the standard terms of the bonus plan for which Mr. R. Walter is eligible, the Walter Agreement provides for an annual option grant and an initial grant of restricted share units. The Walter Agreement also provides for a severance payment to Mr. R. Walter in the event the Company terminates Mr. R. Walter's employment without Cause or Mr. R. Walter terminates employment for Good Reason (each as defined in the Walter Agreement) prior to the end of his full time employment period. The amount of such severance payment is increased if such termination occurs within three years of a Change of Control (as defined in the Walter Agreement) of the Company. In the event of Mr. R. Walter's death, the Walter Agreement provides for death benefits and payment of Accrued Obligations (as defined in the Walter Agreement). In the event of Mr. R. Walter's Disability (as defined in the Walter Agreement), Mr. R. Walter will receive the Company's disability benefits and Accrued Obligations. In the event of Mr. R. Walter's death or the Company terminates Mr. R. Walter's employment without Cause or Mr. R. Walter terminates employment for Good Reason, all stock options, restricted shares and restricted share units (collectively, "Stock Awards") held by Mr. R. Walter at the time of such event will vest and stock options will remain exercisable until the end of their original term. In the event of Mr. R. Walter's retirement prior to June 30, 2004, all Stock Awards will continue to vest or be forfeited in accordance with their original terms. If Mr. R. Walter becomes Disabled during the employment term or retires after June 30, 2004, generally all Stock Awards held by

Mr. R. Walter at that time will vest in accordance with their original terms and stock options will remain exercisable until the end of their original term. Under the Walter Agreement, Mr. R. Walter has agreed to comply with certain non-compete and non-solicitation covenants during the term of his employment and generally for two years thereafter. In addition, Mr. R. Walter is obligated to keep the Company's proprietary information and trade secrets confidential.

        During the fiscal year ended June 30, 2000, the Company entered into an agreement with Mr. Millar (the "Millar Agreement"), which replaced and superceded the employment agreement previously in place between the Company and Mr. Millar. The Millar Agreement provides for an employment term of three years commencing on February 9, 2000. In addition to base salary and an annual cash incentive payable under the standard terms of the bonus plan for which Mr. Millar is eligible, the Millar Agreement provides for an additional incentive award, payable one-half in cash and one-half in restricted shares, if Mr. Millar remained employed by the Company through February 9, 2002. Inasmuch as Mr. Millar continued to be employed by the Company on that date, the additional incentive award vested and became payable. The Millar Agreement also provides for a severance payment to Mr. Millar in the event the Company terminates Mr. Millar's employment without Cause (as defined in the Millar Agreement) prior to the end of his full time employment period. Under the Millar Agreement, Mr. Millar has agreed to comply with certain non-compete and non-solicitation covenants during the term of his employment and generally for twelve months thereafter. In addition, Mr. Millar is obligated to keep the Company's proprietary information and trade secrets confidential.

        During the fiscal year ended June 30, 2000, the Company entered into an agreement with Mr. Fotiades (the "Fotiades Agreement"), which replaced and superceded the employment agreement previously entered into between the Company and Mr. Fotiades at the time the Company acquired R.P. Scherer Corporation ("R.P. Scherer") (such previous agreement, the "Original Fotiades Agreement"). The Fotiades Agreement provides for an employment term of thirty-three months commencing on February 9, 2000. In addition to base salary and an annual cash incentive payable under the standard terms of the bonus plan for which Mr. Fotiades is eligible, the Fotiades Agreement provides for an additional incentive award, payable one-half in cash and one-half in restricted shares, if Mr. Fotiades remained employed by the Company through February 9, 2002. Inasmuch as Mr. Fotiades continued to be employed by the Company on that date, the additional incentive award vested and became payable. The Fotiades Agreement also provides for a severance payment to Mr. Fotiades in the event the Company terminates Mr. Fotiades' employment without Cause or Mr. Fotiades terminates his employment for Good Reason (each as defined in the Fotiades Agreement) prior to the end of his full time employment period. The Original Fotiades Agreement provided and the new Fotiades Agreement provides for a fee of $166,667 which was paid to Mr. Fotiades on or about August 7, 2000 and August 7, 2001. Under the Fotiades Agreement, Mr. Fotiades has agreed to comply with certain non-compete and non-solicitation covenants during the term of his employment and generally for twelve months thereafter. In addition, Mr. Fotiades is obligated to keep the Company's proprietary information and trade secrets confidential.

        During the fiscal year ended June 30, 2000, the Company entered into an agreement with Mr. Rucci (the "Rucci Agreement"). In addition to base salary and an annual cash incentive payable under the standard terms of the bonus plan for which Mr. Rucci is eligible, the Rucci Agreement provides for an additional incentive award, payable one-half in cash and one-half in restricted shares, if Mr. Rucci remained employed by the Company through February 9, 2002. Inasmuch as Mr. Rucci continued to be employed by the Company on that date, the additional incentive award vested and became payable. The Rucci Agreement also provides for a severance payment to Mr. Rucci in the event the Company terminated Mr. Rucci's employment without Cause (as defined in the Rucci Agreement) prior to February 9, 2002. Inasmuch as Mr. Rucci remained employed by the Company on that date, the severance payment did not become payable. Under the Rucci Agreement, Mr. Rucci has agreed to comply with certain non-compete and non-solicitation covenants during the term of his employment and generally for twelve months thereafter. In addition, Mr. Rucci is obligated to keep the Company's proprietary information and trade secrets confidential.

         During the fiscal year ended June 30, 2000, the Company entered into an agreement with Mr. Thomas (the "Thomas Agreement"). The Thomas Agreement provides for an employment term of three years commencing on July 1, 1999. In addition to base salary and an annual cash incentive payable under the standard terms of the bonus plan for which Mr. Thomas is eligible, the Thomas Agreement provides for an additional incentive award, payable one-half in cash and one-half in restricted shares, if Mr. Thomas remained employed by the Company through

February 9, 2002. Inasmuch as Mr. Thomas continued to be employed by the Company on that date, the additional incentive award vested and became payable. The Thomas Agreement also provides for a severance payment to Mr. Thomas in the event the Company terminated Mr. Thomas' employment without Cause (as defined in the Thomas Agreement) prior to February 9, 2002. Inasmuch as Mr. Thomas remained employed by the Company on that date, the severance payment did not become payable. The Thomas Agreement also provides for a severance payment to Mr. Thomas in the event the Company terminates Mr. Thomas' employment without Cause or Mr. Thomas terminates his employment for Good Reason (each as defined in the Thomas Agreement) prior to the end of his full time employment period. Under the Thomas Agreement, Mr. Thomas has agreed to comply with certain non-compete and non-solicitation covenants during the term of his employment and generally for twelve months thereafter. In addition, Mr. Thomas is obligated to keep the Company's proprietary information and trade secrets confidential.

        The Company's Stock Incentive Plan, Equity Incentive Plan and Broadly-based Equity Incentive Plan each provides for acceleration of the vesting of stock options, restricted share and restricted share unit awards based upon the occurrence of a change of control of the Company. A change of control is defined generally, with certain exclusions, as acquisition by an individual or group of 25% or more of the Common Shares, an involuntary change in the composition of at least a majority of the members of the Board of Directors, or approval by the Company's shareholders (or consummation, depending upon the date of the grant) of a merger, reorganization, consolidation, liquidation, or sale of substantially all of the assets of the Company.

PENSION PLAN TABLE

        Mr. Fotiades participates in a defined benefit and supplemental plan (the "Pension Plan") which was assumed by the Company when the Company acquired R.P. Scherer in 1998. Benefits payable under the Pension Plan at retirement are determined primarily by average final compensation and years of service. The following table sets forth estimated annual benefits payable upon retirement in the specified compensation and years of service classification.

---------------- --------------------------------------------------------- ----------- ---------
5 YEAR AVERAGE
 REMUNERATION                                     YEARS OF SERVICE
---------------- -------------------------------------------------------------------------------
                     5         10          15         20         25         30          35
------------------------------------------------------------------------------------------------
   $125,000       $8,475     $16,950    $25,425     $33,900    $42,375   $50,850     $59,325
------------------------------------------------------------------------------------------------
   $150,000       $10,350    $20,700    $31,050     $41,400    $51,750   $62,100     $72,450
------------------------------------------------------------------------------------------------
   $175,000       $12,225    $24,450    $36,675     $48,900    $61,125   $73,350     $85,575
------------------------------------------------------------------------------------------------
   $200,000       $14,100    $28,200    $42,300     $56,400    $70,500   $84,600     $98,700
------------------------------------------------------------------------------------------------
   $225,000       $15,975    $31,950    $47,925     $63,900    $79,875   $95,850     $111,825
------------------------------------------------------------------------------------------------
   $250,000       $17,850    $35,700    $53,550     $71,400    $89,250   $107,100    $124,950
------------------------------------------------------------------------------------------------
   $300,000       $19,593    $39,186    $58,779     $78,372    $97,965   $117,558    $137,152
------------------------------------------------------------------------------------------------
   $400,000       $19,593    $39,186    $58,779     $78,372    $97,965   $117,558    $137,152
------------------------------------------------------------------------------------------------
   $450,000       $19,593    $39,186    $58,779     $78,372    $97,965   $117,558    $137,152
------------------------------------------------------------------------------------------------
   $500,000       $19,593    $39,186    $58,779     $78,372    $97,965   $117,558    $137,152
------------------------------------------------------------------------------------------------
   $750,000       $19,593    $39,186    $58,779     $78,372    $97,965   $117,558    $137,152
------------------------------------------------------------------------------------------------
   $1,000,000     $19,593    $39,186    $58,779     $78,372    $97,965   $117,558    $137,152
------------------------------------------------------------------------------------------------
   $1,250,000     $19,593    $39,186    $58,779     $78,372    $97,965   $117,558    $137,152
------------------------------------------------------------------------------------------------

        The compensation covered by the Pension Plan for Mr. Fotiades is substantially the same as that set forth in the Salary and Bonus columns of the Summary Compensation Table set forth on pages 11 and 12. Mr. Fotiades has approximately 6 years of service credited under the Pension Plan. The benefits are payable as a straight-life annuity beginning at age 65. These benefits are not subject to any deduction for Social Security or any other offset amounts.

COMPENSATION OF DIRECTORS

        During the fiscal year ended June 30, 2002, the Company's non-employee Directors ("Outside Directors") each were paid $10,000 per fiscal quarter. An Outside Director serving as chairperson of a Board committee received $1,000 per quarter for such service. By unanimous approval of the Compensation Committee, Mr. Finn received an additional fee of $5,000 in consideration of the extraordinary demands required of him in his role as Chairperson of the Audit Committee which resulted from the Company's transition to a new independent auditor during FY02 (see "Information Regarding Change of Independent Auditors" below). Other than the chairperson, Outside Directors receive no additional compensation for service on Board committees. Outside Directors may elect to defer payment of their fees into the Company's Directors Deferred Compensation Plan, one of the investment alternatives for which is a Company Common Shares Fund. The Company also reimburses Outside Directors for out-of-pocket travel expenses incurred in connection with attendance at Board and committee meetings. Employee Directors do not receive additional compensation in their capacity as Directors.

        Outside Directors receive an annual option grant to purchase Common Shares having an aggregate exercise price for such Common Shares of $250,000. Each Outside Director also receives, upon first appointment or election to the Board, an option grant to purchase Common Shares having an aggregate exercise price for such Common Shares of $250,000. The exercise price per share of these options is the fair market value of a Common Share on the date of grant. The actual value of the options will be the difference between the market value of the underlying Common Shares on the exercise date and the exercise price. In determining the value of the Outside Director options and, thus, the total compensation to Outside Directors, the Board of Directors made certain assumptions about the future increase in the market value of the Company's Common Shares over the term of the options. The options are granted pursuant to the Company's Equity Incentive Plan and Outside Directors Equity Incentive Plan. All grants to Outside Directors generally vest immediately, are exercisable for ten years from the date of grant, and are subject to adjustment for subsequent stock dividends, splits, and other changes in the Company's capital structure. Options granted to Outside Directors are treated as nonqualified options under the Internal Revenue Code. On November 7, 2001, Messrs. Bindley, Bing, Conrades, Finn, Gerbig, Havens, Losh, McCoy, Notebaert, and O'Halleran each were granted options to purchase 3,912 Common Shares in accordance with the provisions of the Equity Incentive Plan and the Outside Directors Equity Incentive Plan. On May 1, 2002, Dr. Spaulding and Mr. M. Walter each were granted options to purchase 3,556 Common Shares in accordance with the provisions of the Equity Incentive Plan and the Outside Directors Equity Incentive Plan. On May 8, 2002, Mr. Raisbeck was granted options to purchase 3,565 Commons Shares in accordance with the provisions of the Equity Incentive Plan and the Outside Directors Equity Incentive Plan.

                             AUDIT COMMITTEE REPORT

The following Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this Report by reference in such filing.

        The Audit Committee currently consists of six members of the Company's Board of Directors, each of whom is independent of the Company and its management, as defined by the New York Stock Exchange listing standards. In February 2002, the Board adopted an amended and restated charter for the Audit Committee. The charter specifies the scope of the Audit Committee's responsibilities and how it carries out those responsibilities. A copy of the amended and restated charter is attached to this proxy statement as Appendix A.

        The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended June 30, 2002 (the "FY02 Audited Financial Statements") with Company management and with Ernst & Young LLP ("Ernst & Young"), the Company's independent auditors. The Audit Committee also has discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications). The Audit Committee also received from Ernst & Young the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Ernst &

Young its independence from the Company. The Audit Committee also has considered whether the provision of non-audit services to the Company is compatible with the independence of Ernst & Young.

        Based on the review and discussions referred to above, and relying thereon, the Audit Committee recommended to the Board of Directors that the FY02 Audited Financial Statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2002 filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board.

August 6, 2002                              John F. Finn, Chairman
                                            Dave Bing
                                            George H. Conrades
                                            Robert L. Gerbig
                                            Michael D. O'Halleran
                                            David W. Raisbeck


                        SELECTION OF INDEPENDENT AUDITORS

INFORMATION REGARDING CHANGE OF INDEPENDENT ACCOUNTANTS

        On May 8, 2002, the Board of Directors of the Company, upon the recommendation of its Audit Committee, dismissed Arthur Andersen LLP ("Arthur Andersen" or "AA") as the Company's independent public accountants and engaged Ernst & Young to serve as the Company's independent public accountants for the fiscal year ending June 30, 2002. Arthur Andersen's reports on the Company's consolidated financial statements for each of the years ended June 30, 2001 and 2000 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. In connection with its audits for the Company's fiscal years ended June 30, 2001 and 2000 and through May 8, 2002, there were no disagreements between the Company and Arthur Andersen on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to AA's satisfaction, would have caused AA to make reference to the subject matter in connection with AA's report on the Company's consolidated financial statements for such years; and there were no reportable events as defined in Item 304(a)(1)(v) of Securities and Exchange Commission Regulation S-K. The Company provided Arthur Andersen with a copy of the foregoing disclosures. Attached as Exhibit 16 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on May 9, 2002 is a copy of AA's letter, dated May 9, 2002, stating its agreement with such statements. During the fiscal years ended June 30, 2001 and 2000 and through May 8, 2002, the Company did not consult Ernst & Young with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, or any other matters or reportable events listed in Items 304(a)(2)(i) and (ii) of Regulation S-K.

INDEPENDENT ACCOUNTANT FEES

        As described above, the Company changed its independent public accountants during FY02 from Arthur Andersen to Ernst & Young. Ernst & Young was appointed on May 9, 2002 to conduct the examination of the Company's financial statements for FY02. The fees paid to Arthur Andersen during FY02 for audit services totaled approximately $772,000. Fees paid to Ernst & Young for services rendered during FY02 are summarized below, broken down between the periods before and after Ernst & Young was appointed to be the Company's independent public accountants. For FY02, fees for services rendered by Ernst & Young totaled approximately $4,883,000 as described in more detail below.

AUDIT FEES

        Ernst & Young billed the Company $2,307,000 for professional services rendered in connection with the audit of the Company's financial statements for the fiscal year ended June 30, 2002. Such services included a review of financial statements included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, and statutory audits of various international subsidiaries.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

        Ernst & Young did not bill the Company any fees during the fiscal year ended June 30, 2002 in connection with the design and implementation of financial information systems.

ALL OTHER FEES

       Ernst & Young billed the Company an aggregate of $2,576,000 in fees for other services rendered to the Company and its subsidiaries for the fiscal year ended June 30, 2002. Of the total amount of other fees billed to the Company, $2,313,000 was for services rendered prior to Ernst & Young's appointment as the Company's independent auditor on May 9, 2002, and $263,000 related to services rendered after such appointment. The services performed by Ernst & Young primarily related to the following:

-   acquisitions and due diligence
-   tax compliance and consulting
-   litigation assistance
-   internal audit services(1)

(1) The internal audit service arrangement existed prior to Ernst & Young's appointment as the Company's independent auditor. During FY02 Ernst & Young billed the Company $252,000 for professional services rendered under the internal audit service arrangement. This arrangement with Ernst & Young was terminated immediately upon their appointment as the Company's independent auditor.

       Representatives of Ernst & Young, which served as the Company's certifying accountant for FY02 and which the Board has appointed as the certifying accountant for the fiscal year ending June 30, 2003, are expected to be present at the Annual Meeting. At the Annual Meeting representatives of Ernst & Young will have the opportunity to make a statement about the Company's financial condition, if they desire to do so, and to respond to appropriate questions from shareholders.


PROPOSAL 1 - ELECTION OF NOMINEES FOR DIRECTORS OF THE COMPANY AT THE ANNUAL MEETING

        The Company's Board of Directors has nominated each of J. Michael Losh, John B. McCoy, Michael D. O'Halleran, Jean G. Spaulding and Matthew D. Walter to serve as a Director of the Company for a term of three years and until his or her successor is duly elected and qualified. Each of Messrs. Losh, McCoy, O'Halleran, M. Walter, and Dr. Spaulding currently serves as a Director of the Company.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS VOTE FOR THESE NOMINEES TO SERVE AS MORE FULLY DESCRIBED UNDER "ELECTION OF DIRECTORS" IN THIS PROXY STATEMENT.


                          FUTURE SHAREHOLDER PROPOSALS

        Any shareholder who intends to present a proposal for the Company's 2003 Annual Meeting of Shareholders for inclusion in the proxy statement and form of proxy relating to that meeting is advised that the proposal must be received by the Company at its principal executive offices not later than May 16, 2003. The Company will not be required to include in its proxy statement or form of proxy a shareholder proposal which is received after that date or which otherwise fails to meet the requirements for shareholder proposals established by regulations of the Securities and Exchange Commission.

        In addition, if a shareholder intends to present a proposal at the Company's 2003 Annual Meeting of Shareholders without the inclusion of that proposal in the Company's proxy materials and written notice of the proposal is not received by the Company on or before July 31, 2003, proxies solicited by the Board of Directors for the 2003 Annual Meeting of Shareholders will confer discretionary authority to vote on the proposal at the meeting.


                                 OTHER MATTERS

        This solicitation of proxies is made by and on behalf of the Board of Directors. The cost of the solicitation will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by Directors, officers and employees of the Company in person or by telephone, telegraph or other means of communication. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. The Company has retained MacKenzie Partners, Inc. at an estimated cost of $8,500, plus reimbursement of expenses, to assist in its solicitation of proxies from brokers, nominees, institutions and individuals. Arrangements will also be made by the Company with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and the Company will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

        If the enclosed proxy is executed and returned, or a proxy is voted by telephone or Internet, the Common Shares represented thereby will be voted in accordance with any specifications made by the shareholder. With respect to the election of Directors, proxies returned without specifications made by the shareholder will be voted to elect five Directors as set forth under "Election of Directors" above.

        The presence of any shareholder at the Annual Meeting will not operate to revoke his or her proxy. A proxy may be revoked at any time insofar as it has not been exercised by giving written notice to the Company or in open meeting or by executing and forwarding a later-dated proxy to the Company or voting a later proxy by telephone or Internet.

        If any other matters shall properly come before the Annual Meeting, the persons named in the proxy, or their substitutes, will vote thereon in accordance with their judgment. The Board of Directors does not know of any other matters which will be presented for action at the Annual Meeting.

        By Order of the Board of Directors.




October 10, 2002                             /s/   PAUL S. WILLIAMS, Secretary

                                                                      APPENDIX A

                              Cardinal Health, Inc.
                    Audit Committee of the Board of Directors
                                     Charter


I.   PURPOSE

        The primary function of the Audit Committee (the "Committee") is to assist the Board of Directors of Cardinal Health, Inc. (the "Company") in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the Company to any governmental body or the public; the Company's systems of internal controls regarding finance, accounting, legal and code of ethics compliance that management and the Board of Directors have established; and the Company's auditing, accounting and financial processes generally. Consistent with this function, the Committee should encourage continuous improvement of, and should foster adherence to, the Company's policies, procedures and practices at all levels. The Committee's primary duties and responsibilities are to:

        - Serve as an independent and objective party to monitor the Company's financial reporting processes and system of internal accounting controls.

        - Review and appraise the efforts of the Company's independent accountants and its Corporate Auditing Department.

        - Provide an open avenue of communication among the independent accountants, financial and senior management, the Corporate Auditing Department, and the Board of Directors.

The Committee will primarily fulfill these responsibilities by carrying out the specific activities enumerated in Section IV. of this Charter and, upon the direction and approval of the Board of Directors, to direct an investigation into any activity of the Company. The Committee is empowered to retain persons having special competence as necessary to assist the Committee in fulfilling its responsibility.


II.  COMPOSITION

        The Committee has been created by the Board of Directors pursuant to the authority of Section 1701.63, Ohio Revised Code, and Article 2, Section 2.18 of the Company's code of regulations.

The Committee shall serve at the pleasure of the Board of Directors and shall be subject to the control and direction of the Board of Directors.

The Committee shall be comprised of three or more directors as determined by the Board of Directors, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of his or her independent judgment as a member of the Committee. The definition of independence of Committee members shall be consistent with rules promulgated by the New York Stock Exchange. All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise, as specified by the Board of Directors.

The members of the Committee shall be elected by the Board of Directors and serve until their successors shall be duly elected and qualified. Unless a Chair is appointed by the Board of Directors, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III. MEETINGS

        The Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet at least annually with management, the principal internal auditor and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately.


IV.  RESPONSIBILITIES AND DUTIES

        To fulfill its responsibilities and duties, the Audit Committee shall:

DOCUMENTS/REPORTS REVIEW

1. Review and update this Charter periodically, at least annually, as conditions dictate.
2. Review the Company's annual financial statements and any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent accountants.
3. Review summaries of reports to management prepared by the Corporate Auditing Department and management's responses.
4. Review with financial management of the Company any public announcement of financial results and SEC Form 10-Q or 10-K prior to its filing or public release. The Chair of the Committee may represent the entire Committee for purposes of this review.

INDEPENDENT ACCOUNTANTS

5. Recommend to the Board of Directors the selection of the independent accountants, considering independence and effectiveness and approve the fees and other compensation to be paid to the independent accountants. On an annual basis, the Committee should review and discuss all significant relationships the accountants have with the Company to determine the accountants' independence. The Committee shall be responsible for ensuring it receives from the independent accountants a formal written statement delineating all relationships between the independent accountants and the Company. The Committee is also responsible for actively engaging in a dialogue with the independent accountants with respect to any disclosed relationships or services that may impact their objectivity and independence and for taking, or recommending that the full board take, appropriate action to ensure such independence. The Committee shall review information on non-audit services provided by the Company's independent accountants as required by the SEC that will be disclosed in the Company's Notice of Annual Meeting of Shareholders (Proxy Statement). Review of such information along with discussions with the independent accountants will support the Committee's statement in the Company's Proxy Statement that it... "has considered whether the provision of non-audit services to the Company is compatible with the independence of its independent accountants." Regarding specific non-audit services provided by the Company's independent accountants, the Committee has authorized its Chair to exercise authority to approve such projects in excess of $250,000. The Committee along with the Company's CEO must approve all non-audit service projects in excess of $500,000.
6. Review the performance of the independent accountants in recognition that the independent accountants are ultimately accountable to the Board of Directors and the Committee as representatives of shareholders, and that as such, they have the ultimate authority and responsibility to select, evaluate, and where appropriate, replace the independent accountants.
7. Periodically consult with the independent accountants without the presence of management about internal controls and the fullness and accuracy of the Company's financial statements.

FINANCIAL REPORTING PROCESS

8. In consultation with the independent accountants and the corporate auditors, review the integrity of the organization's financial reporting process, both internal and external.

9. Consider the independent accountants' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.
10. Consider and approve, if appropriate, major changes to the Company's auditing and accounting principles and practices as suggested by the independent accountants, management, or the Corporate Auditing Department.

PROCESS IMPROVEMENT

11. Establish regular and separate systems of reporting to the Committee by each of management, the independent accountants and the corporate auditors regarding any significant judgments made in management's preparation of the financial statements and the view of each as to the appropriateness of such judgments.
12. Following completion of the annual audit, review separately with each of management, the independent accountants and the corporate auditors any significant difficulties encountered during the course of the audit, including any restrictions on the scope of the work or access to required information.
13. Review any significant disagreement among management and the independent accountants which, if not resolved to the independent accountants' satisfaction, would have caused them to issue a qualified report on the Company's financial statements. "Disagreements" for this purpose shall be those contemplated by item 304 of SEC Regulation S-K or successor rule.
14. Review with the independent accountants, the corporate auditors and management the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented.

ETHICAL AND LEGAL COMPLIANCE

15. Establish, review and update periodically a Code of Ethical Conduct and ensure that management has established a system to enforce this code.
16. Review management's monitoring of the Company's compliance with the organization's code of ethical conduct, and ensure that management has the proper review system in place to ensure that the Company's financial statements, reports and other financial information disseminated to governmental organizations, and the public satisfy legal requirements.
17. Review activities, organizational structure, and qualifications of the Corporate Audit Department.
18. Review, with the Company's internal counsel, legal compliance matters including corporate securities trading policies.
19. Review, with the Company's internal counsel, any legal matter that could have a significant impact on the Company's financial statements.
20. Perform any other activities consistent with the Charter, the Company's Code of Regulations and governing law, as the Committee of the Board deems necessary or appropriate.
21. Submit minutes of all audit committee meetings to the Board of Directors of the Company.
22. Recommend to the Board of Directors any changes in the authority, responsibility or duties of the Committee.

PROXY - CARDINAL HEALTH, INC.
7000 CARDINAL PLACE
DUBLIN, OHIO  43017

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Brendan A. Ford, Anthony J. Rucci and Paul S. Williams, and each of them, the attorneys and proxies of the undersigned with full power of substitution to vote as indicated herein all the common shares, without par value, of Cardinal Health, Inc. held of record by the undersigned at the close of business on September 9, 2002, at the annual meeting of shareholders to be held on November 6, 2002, or any postponements or adjournments thereof, with all the powers the undersigned would possess if then and there personally present.

1.   [ ]  FOR all nominees listed (except as marked to the contrary) or
     [ ] WITHHOLD AUTHORITY (to vote for all nominees listed):
     THE BOARD RECOMMENDS A VOTE FOR THE NOMINEES LISTED BELOW.

             J. MICHAEL LOSH, JOHN B. MCCOY, MICHAEL D. O'HALLERAN,
                     JEAN G. SPAULDING AND MATTHEW D. WALTER

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW.)


--------------------------------------------------------------------------------

2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED BY THE SHAREHOLDER. IF NO SPECIFICATIONS ARE MADE, THE PROXY WILL BE VOTED TO ELECT THE NOMINEES DESCRIBED IN ITEM 1 ABOVE, AND WITH DISCRETIONARY AUTHORITY ON ALL OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.


[PERFORATION]

                                                            [CONTROL NUMBER]


[THE TEXT SET FORTH BELOW IS NOT PART OF THE PROXY]


                              CARDINAL HEALTH, INC.
Dear Shareholder:

We encourage you to take advantage of two convenient ways by which you can vote your shares. You may vote your shares electronically by touch-tone telephone or via the Internet, which eliminates the need to return your proxy card.

VOTE BY TELEPHONE: To vote your shares by telephone, use a touch-tone telephone and call the following toll-free number: 1-877-PRX-VOTE, 24 hours a day, 7 days a week. Insert the Control Number printed in the box above, just below the perforation. Follow the simple recorded instructions. You will incur no costs for such call as this is a toll-free number.

VOTE BY INTERNET: To vote via the Internet, go to web site WWW.EPROXYVOTE.COM/CAH. Type in the Control Number which is printed in the box above, just below the perforation, and then follow the simple instructions. Please be aware that if you vote over the Internet, you may incur costs such as telecommunication and Internet access charges for which you will be responsible.

The Internet and telephone voting facilities will be available until 11:59 p.m.
(EST) on November 5, 2002, the day before Cardinal's Annual Meeting.

     PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR THE INTERNET, AS THE PROXY CARD WILL REVOKE ANY PREVIOUSLY PROVIDED VOTE

By returning this proxy card you are conferring upon management the authority to vote in their discretion upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

Receipt of Notice of Annual Meeting of Shareholders and the related Proxy Statement is hereby acknowledged.

                                             Dated                       , 2002
                                                   ----------------------

                                             -----------------------------------

                                             -----------------------------------

                                             -----------------------------------
                                                Signature(s) of Shareholder(s)


                                             Please sign as your name appears
                                             hereon. If shares are held jointly,
                                             all holders should sign. When
                                             signing as attorney, executor,
                                             administrator, trustee or guardian,
                                             please give your full title. If a
                                             corporation, please sign in full
                                             corporate name by president or
                                             other authorized officer. If a
                                             partnership, please sign in
                                             partnership name by authorized
                                             person, indicating where proper,
                                             official position or representative
                                             capacity.


[PERFORATION]


[THE TEXT SET FORTH BELOW IS NOT PART OF THE PROXY]



[logo Cardinal Health]


      ALL SHAREHOLDERS ARE URGED TO VOTE THEIR PROXY AS EARLY AS POSSIBLE.

            PARTICIPANTS HOLDING SHARES THROUGH ANY OF THE COMPANY'S
              EMPLOYEE BENEFIT PLANS ARE URGED TO VOTE THEIR SHARES
               NO LATER THAN FRIDAY, NOVEMBER 1, 2002, IN ORDER TO
          ENSURE COMPLETE VOTING BY THE APPLICABLE PLAN ADMINISTRATOR.

                PLEASE SEE REVERSE SIDE FOR INFORMATION ON VOTING
                      YOUR PROXY BY TELEPHONE OR INTERNET.


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